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                                                                    EXHIBIT 11.1

                         COMMUNITY CAPITAL CORPORATION
                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

                                                                            NINE MONTHS ENDED          THREE MONTHS ENDED
                                                                              SEPTEMBER 30,              SEPTEMBER 30,
PRIMARY AND FULLY DILUTED EARNINGS PER SHARE                                 1996         1995         1996          1995
Net income.............................................................   $  581,855    $354,543    $  191,769    $   97,614
Add: Interest income from assumed purchase of government securities,
  net of tax...........................................................       13,757      25,941        10,261         1,040
Adjusted net income for fully diluted shares...........................   $  595,612    $380,484    $  202,030    $   98,654

Weighted average number of common shares outstanding (2)...............    1,217,669     841,801     1,218,378     1,200,185
Dilutive stock equivalents (1)(2)......................................      124,039     147,348       170,786        75,670
       Total common stock and equivalents..............................   $1,341,708    $989,149    $1,389,164    $1,275,855

Primary and fully diluted income per share.............................   $     0.44    $   0.38    $     0.15    $     0.08
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(1) Computed using the treasury stock method.

(2) Restated for the effect of the 5% stock dividend in April 1996, June 1995, April 1994, and September 1993.

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
                                                                                               YEAR ENDED DECEMBER 31,
PRIMARY AND FULLY DILUTED EARNINGS PER SHARE                                                 1995         1994        1993
Net income.............................................................................   $  533,868    $584,856    $560,322
Add: Interest income from assumed purchase of government securities, net of tax........       52,666      55,866          --
Adjusted net income for fully diluted shares...........................................   $  586,534    $640,722    $560,322

Weighted average number of common shares outstanding (2)...............................      885,296     594,369     584,566
Dilutive stock equivalents (1) (2).....................................................      133,880     172,128     125,572
       Total common stock and equivalents..............................................    1,019,176     766,497     710,138
Primary and fully diluted income per share
  Income before extraordinary credit...................................................   $     0.58    $   0.84    $   0.72
  Cumulative effect of accounting change...............................................           --          --        0.07
  Net income...........................................................................   $     0.58    $   0.84    $   0.79

(1) Computed using the treasury stock method.
(2) Restated for the effects of 5% stock dividends in June 1995, April 1994 and September 1993.
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